EXHIBIT 10.92

VOTING AGREEMENT AND IRREVOCABLE PROXY

             THIS VOTING AGREEMENT, dated as of March 13, 2006, by and between Central Vermont Public Service Corporation, a Vermont corporation (the "Company"), and Jerry Zucker, an individual (the "Investor"),

W I T N E S S E T H:

             WHEREAS, the Company intends to commence a stock buyback of up to 2,250,000 shares (the "Stock Buyback") of its common stock, par value $6 per share (the "Common Stock");

             WHEREAS, as of the date hereof, the Investor beneficially owns 1,149,400 shares of Common Stock representing 9.35% of the outstanding Common Stock (the "Investor's Shares");

             WHEREAS, for the sake of clarity, the Investor disclaims beneficial ownership of 2,000 shares of Common Stock held by The InterTech Group Foundation, Inc., which shares are not included within the Investor's Shares;

             WHEREAS, pursuant Section 107 of Title 30 of the Annotated Statutes of the State of Vermont, Vt. Stat. Ann. Tit. 30 Section 107 ("Section 107" or "30 V.S.A. Section 107"), no individual may directly or indirectly acquire ten percent or more of the outstanding voting securities of the Company (a "Controlling Interest") without the prior approval of the Vermont Public Service Board (the "PSB");

             WHEREAS, the Stock Buyback will necessarily reduce the number of shares of Common Stock outstanding, possibly resulting in the Investor's Shares representing ten percent or more of the outstanding Common Stock;

             WHEREAS, the Investor agrees to enter into this Agreement and the associated Irrevocable Proxy for the purpose of setting forth the terms and conditions pursuant to which the Investor shall permit the Company to vote such number of the Investor's Shares as may represent more than nine-and ninety-nine-tenths percent (9.99%) of the then outstanding Common Stock (the "Excess Shares"); and

             WHEREAS, the Company has sought approval from the Vermont Public Service Board (the "Board") for the Investor to own more than 10% of the Company's common stock, provided that any shares he holds above 9.99% are voted pursuant to the terms of this Agreement and the associated Irrevocable Proxy;

             NOW THEREFORE, the Parties hereto agree as follows:

             1.   Agreement to Vote. The Investor agrees that in all matters submitted to the stockholders of the Company for a vote, the Investor (a) may vote in his sole discretion the Investor's Shares up to 9.99% of the Common Stock then outstanding, and (b) shall, upon written notice from the Company that the Investor owns Excess Shares, make arrangements for the Excess Shares to be voted in the same proportions as the Common Stock then outstanding (excluding the Investor's Shares) is voted on such matter. The grant by the Investor of a proxy to the proxies selected by the directors of the Company directing that the Excess Shares be so voted shall be deemed adequate compliance with this provision. Investor agrees that upon request of the Company, he will provide the Company with current information with respect to his shareholdings in order to facilitate compliance with this Agreement and any Applicable Laws (as defined below).

             2.   Irrevocable Proxy. With reference to Section 1 hereof, and subject to the provisions of Section 8 hereof, the Investor hereby irrevocably appoints the proxies selected by the directors of the Company, or any of their designees (the "Proxyholder"), as the Investor's agent, attorney and proxy, to vote (or cause to be voted) the Excess Shares in the same proportions as the Common Stock then outstanding (excluding the Investor's Shares) is voted on such matter. The vote of the Proxyholder shall control in any conflict between the vote by the Proxyholder of the Excess Shares and a vote by Investor of the Excess Shares. All authority conferred herein shall survive the death or incapacity of Investor and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of Investor. Such proxy shall automatically terminate upon the termination of this Agreement in accordance with its terms.

             3.   Solicitation of Proxies; Voting Group. The Investor shall not make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any of the Common Stock other than the Investor's Shares, nor shall the Investor form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to the Common Stock. The Investor shall not disclose any intention, plan or arrangement inconsistent with the foregoing provisions of this Section, or advise, assist or encourage any other persons in connection with any of the foregoing.

             4.   Transactions with Company. The Investor shall not, in any manner, acquire, agree to acquire or make any proposal to acquire any property of the Company or any of its subsidiaries, nor shall the Investor disclose any intention, plan or arrangement inconsistent with this Section, or advise, assist or encourage any other persons in connection with any such transactions.

             5.   Acquisitions of Common Stock. The Investor shall not acquire any additional shares of Common Stock or other securities of the Company without the prior consent of the PSB, except acquisitions pursuant to stock dividends or splits that do not result in any material (i.e., greater than 1%) increase in the Investor's ownership percentages of the Common Stock.

             6.   Dispositions of Common Stock. The Investor shall be free to sell, transfer, devise or assign the Investor's Shares (including Excess Shares) without restriction in all circumstances.

             7.   Sole Voting Power. Except for (i) restrictions in favor of the Proxyholder pursuant to this Agreement, (ii) such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the "blue sky" laws of the various States of the United States and (iii) 2,000 shares which are held of record by The InterTech Group Foundation, Inc.(and with respect to which the Investor disclaims beneficial ownership), the Investor owns, as of the date hereof, beneficially and of record, all of the Investor's Shares (as the number of Investor's Shares may fluctuate from time to time, including Excess Shares) free and clear of any proxy, voting restriction, adverse claim or other lien and has sole voting power and sole power of disposition with respect to all Investor's Shares, with no restrictions on Investor's rights of voting or disposition pertaining thereto and no person other than Investor has any right to direct or approve the voting or disposition of any Investor's Shares (as the number of Investor's Shares may fluctuate from time to time, including Excess Shares).

             8.   Termination. Following the Stock Buyback, the foregoing conditions applicable to the Investor will cease at such time as the Investor no longer owns or controls directly or indirectly 10% or more of the Common Stock then outstanding, and this Agreement shall automatically terminate. The Investor may terminate this Agreement upon ninety (90) days' written notice to the Company; provided that, in the event the Investor owns or controls directly or indirectly 10% or more of the Common Stock then outstanding at the time of the effective date of such termination or thereafter, the Investor shall exert his best efforts to comply with 30 V.S.A. Section 107.

             9.   Successors and Assigns. The parties to this Agreement may not assign any of their rights hereunder to any other party. This Agreement shall be binding upon the successors to the parties hereto, including without limitation heirs of the Investor and successors to the Company by merger, consolidation or otherwise.

             10.   Representations and Warranties. (a) The Company represents, warrants and covenants to Investor that as of the date hereof, to the best of its knowledge, (i) the Company is in compliance and has complied with all applicable state and federal securities, corporate and public utilities laws, regulations and rulings (collectively, the "Applicable Laws") concerning this Agreement, (ii) that the execution of this Agreement by the Company does nor violate any of the Applicable Laws by the Company or Investor and (iii) the exercise of the Proxyholder's rights hereunder will not result in the violation of any Applicable Laws.

                          (b) The Investor represents and warrants to the Company that, to the best of his knowledge, the information contained in his filings on Schedule 13D relating to the Investor's Shares, as such Schedule 13D may be amended from time to time, was complete and accurate in all material respects as of the date of such filings.

             11.   Indemnification. In addition to any remedies afforded the Investor at law or in equity (all Investor's rights and remedies being cumulative), the Company agrees to indemnify and hold harmless Investor, his employees, attorneys, affiliates, advisors, heirs, assignees, and transferees (each, an "Indemnified Person") from and against any and all losses, claims, damages (including reasonable attorney's fees) and liabilities, joint or several (collectively, "Damages"), to which an Indemnified Person may become subject arising out of or in connection with (i) this Agreement; (ii) any breach of any covenant or representation made by the Company in this Agreement or (iii) any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Person is a party thereto, and to reimburse, within 30 days, upon written request, each of such Indemnified Person for any reasonable legal, advisory or other expenses incurred in connection with the investigation, preparation for, providing evidence for or defending any of the foregoing; provided, however, that Company shall not have any liability to any Indemnified Person to the extent that such Damages are finally determined by a court of competent jurisdiction to have directly resulted from the gross negligence or willful misconduct of such Indemnified Person.

             12.   Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by U.S. mail, certified mail, return receipt requested or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have given notice of) with a copy to each of the other parties hereto:

To the Company: To the Investor:

Central Vermont Public Service Corporation
77 Grove Street
Rutland, Vermont 05701
Telephone: (802) 747-5372
Facsimile: (802) 747-2189

Attention: Corporate Secretary

With a copy to:

LeBoeuf, Lamb, Greene & MacRae, LLP
125 West 55th Street
New York, NY 10021
Telephone: (212) 424-8170
Facsimile: (212) 649-9425

Attention: William Lamb

Mr. Jerry Zucker
c/o The InterTech Group, Inc.
Post Office Box 5205
North Charleston, South Carolina 29405
Telephone: (843) 744-5174
Facsimile: (843) 747 4092

With a copy to:

Legal Department
c/o The InterTech Group, Inc.
Post Office Box 5205
North Charleston, South Carolina 29405
Telephone: (843) 744-5174
Facsimile: (843) 747 4092

Attention: General Counsel

             13.   Severability. If one or more provisions of this Agreement are held to be unenforceable illegal or invalid under applicable law in whole or in part for any reason, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be stricken and excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so stricken and excluded and (c) the balance of the Agreement shall be legal, enforceable and valid in accordance with its terms.

             14.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

             15.   Governing Law. The provisions of this Agreement and of the rights and obligations of the parties hereunder shall be governed by the laws of the State of Vermont.

             16.   Jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the Vermont Public Service Board, any Vermont state court or any federal court sitting in the State of Vermont in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined before the Vermont Public Service Board or in such Vermont state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding before the Vermont Public Service Board or in such Vermont state or federal court. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of the Vermont Public Service Board or any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the representations and warranties and indemnifications set forth above in Sections 10 and 11 and the mutual waivers and certifications set forth above in this Section 16.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION By: /s/ Kenneth C. Picton Name: Kenneth C. Picton Title: Assistant General Counsel /s/ Jerry Zucker Jerry Zucker, an individual